Exhibit 97.1

EDISON INTERNATIONAL AND SOUTHERN CALIFORNIA EDISON COMPANY

Incentive Compensation RECOUPMENT Policy

for Accounting restatements

(as amended effective October 2, 2023)

I.	Overview

Edison International (“EIX”) and Southern California Edison Company (“SCE”) (each, a “Company” and together, the “Companies”) have adopted this incentive compensation recoupment policy (this “Policy”) intended to be consistent with Rule 10D-1 of the Securities Exchange Act of 1934, as amended (the “Act”) and Section 303A.14 of the New York Stock Exchange (“NYSE”) Listed Company Manual. The Board of Directors (the “Board”) and the Compensation and Executive Personnel Committee of the Board (the “Committee”) of each Company have full authority to interpret and enforce this Policy on behalf of that Company as to all Covered Executives (as defined below) in a manner consistent with Rule 10D-1 of the Act and Section 303A.14 of the NYSE Listed Company Manual. Any determination by the applicable Board or the Committee (or by any officer of the applicable Company to whom enforcement authority has been delegated) with respect to this Policy shall be final, conclusive and binding on all interested parties. This policy applies to any affiliate trusts established by SCE for financing purposes to the extent such application is required by Rule 10D-1 of the Act and Section 303A.14 of the NYSE Listed Company Manual.

II.	Key Definitions. For purposes of this Policy, the following definitions will apply:

“Covered Executive” means: (1) each current and former officer of each Company who is or was subject to Section 16 of the Act; (2) each current and former “executive officer” (within the meaning of Securities and Exchange Commission Rule 3b-7) of SCE; and (3) each current and former Controller of SCE.

“Financial Reporting Measures” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures (including, for purposes of this Policy, stock price and total shareholder return). A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the Securities and Exchange Commission.

“Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

III.	Recoupment in Connection with Accounting Restatement

A.Mandatory Recoupment. Recoupment shall be required under this Policy in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. For purposes of this Policy, the date that the Company is “required” to prepare the accounting restatement is the earlier to occur of (a) the date the Board (or the appropriate committee thereof) of the Company, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare such accounting restatement, or (b) the date a court, regulator, or other legally authorized body directs the Company to prepare such accounting restatement.

B.Compensation Subject to Recoupment. This Policy shall only apply to Incentive-Based Compensation that is received by a Covered Executive:

(1)After beginning service as a Covered Executive;

(2) Who served as a Covered Executive at any time during the performance period for that Incentive-Based Compensation;

(3)On or after October 2, 2023 and while the Company has a class of securities listed on a national securities exchange or a national securities association; and

(4) During the three completed fiscal years immediately preceding the date that the Company is required to prepare the accounting restatement (and any transition period applicable to a change in the Company’s fiscal year as required by NYSE listing rules).

For purposes of this Policy, Incentive-Based Compensation is considered “received” by a Covered Executive in the Company’s fiscal period during which the Financial Reporting Measure applicable to the Incentive-Based Compensation is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that fiscal period.

The Incentive-Based Compensation described in this Section B shall be referred to herein as the “Covered Incentive-Based Compensation.”

C.Determination of Recoupment Amount. In the event recoupment is required under this Policy, the Company shall recover reasonably promptly the amount of any erroneously awarded Covered Incentive-Based Compensation from each Covered Executive unless an exception (set forth below) applies. Covered Incentive-Based Compensation shall be considered “erroneously awarded” under this Policy to the extent that the amount of such received Covered Incentive-Based Compensation exceeds the amount of the Covered Incentive-Based Compensation that would have been received by the Covered Executive had it been determined based on the restated financial results (with such Covered Incentive-Based Compensation computed in each case without regard to any taxes paid).

D.Special Rules for Calculating the Recoupment Amount.

(1) Stock Price and Total Shareholder Return. For Covered Incentive-Based Compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an accounting restatement, the amount of erroneously awarded compensation will be determined by the Committee of the Company based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the Covered Incentive-Based Compensation was received. The Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the NYSE as required by NYSE listing rules.

(2) Shares or Options. If the erroneously awarded Covered Incentive-Based Compensation consists of shares (including share-denominated equity awards) or options that are still held by the Covered Executive at the time of recovery, the recoverable amount is the number of shares or options received in excess of the number of shares or options that would have been received based on the accounting restatement (or the value of that excess number). If the options have been exercised but the underlying shares have not been sold, the recoverable amount is the number of shares underlying the excess options based on the restatement (or the value thereof). If the shares have been sold, the recoverable amount is the proceeds that were received in connection with the sale of the excess number of shares. Amounts credited under plans (other than tax-qualified plans for which the exception set forth below applies) based on erroneously awarded Covered Incentive-Based Compensation and any accrued earnings thereon are also recoverable under this Policy.

E.Exceptions. The Company shall not be required under this Policy to recover erroneously awarded Covered Incentive-Based Compensation if the Committee has made a determination that recovery would be impracticable and either of the following conditions are met: (1) after making a reasonable attempt to recover such erroneously awarded Covered Incentive-Based Compensation, the Committee of the Company determines that the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered (documentation evidencing the reasonable attempt to recover the erroneously awarded Covered Incentive-Based Compensation must be maintained and provided to the NYSE as required by NYSE listing rules), or (2) the recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Internal Revenue Code Section 401(a)(13) or Internal Revenue Code Section 411(a) and the regulations thereunder.

IV.	Other Laws; No Indemnification

This Policy shall be construed and interpreted to comply with Rule 10D-1 of the Act and Section 303A.14 of the NYSE Listed Company Manual. This Policy does not limit any other remedies a Company may have available to it in the circumstances, which may include, without limitation, dismissing an employee or initiating other disciplinary procedures or enforcing the recoupment terms (which may include provisions for recoupment that are more expansive than the provisions of this Policy) included in any other plan, policy, arrangement, or contract entered into, maintained or administered by the Company and its affiliates (the “Other Recoupment Terms”). In addition, the provisions of this Policy are in addition to (and not in lieu of) any rights to repayment the Company may have under Section 304 of the Sarbanes-Oxley Act of 2002 (applicable to the Chief Executive Officer and Chief Financial Officer only) and other applicable laws. A Company shall not recoup amounts pursuant to the Other Recoupment Terms to the extent such amounts are recouped under this Policy or as required by Section 304 of the Sarbanes-Oxley Act of 2002 (applicable to the Chief Executive Officer and Chief Financial Officer only) or other applicable laws. The Company shall not indemnify any Covered

Executive against the loss of erroneously awarded Covered Incentive-Based Compensation that is recovered by the Company pursuant to this Policy.

V.	Amendment; Termination

The Board or the Committee may amend or terminate this Policy at any time.